EXHIBIT 99.1

AutoZone 4th Quarter Same Store Sales Increase 21.8%

4th Quarter EPS of $30.93
Annual Sales of $12.6 Billion

MEMPHIS, Tenn., Sept. 22, 2020 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $4.5 billion for its fourth quarter (16 weeks) ended August 29, 2020, an increase of 14.0% from the fourth quarter of fiscal 2019 (17 weeks). Excluding sales from the additional week included in last year’s quarter, adjusted sales were up 21.2%. Domestic same store sales, or sales for stores open at least one year, increased 21.8% for the quarter. Same store sales are computed on a 16-week basis.

“As a result of the COVID-19 global pandemic, our primary focus has been and continues to be to protect the health and wellness of our customers and AutoZoners.  I’m very proud of the steps our team has taken in this regard and I’m very appreciative of the phenomenal efforts of our AutoZoners who have continued to provide exceptional service to our customers throughout this entire extraordinary season!  In recognition of their exceptional efforts and to provide them with much needed flexibility, we provided additional paid-time off for all eligible full and part-time hourly AutoZoners at the beginning of the pandemic.  This quarter, we extended the same benefit to our Store Managers and distribution center Advisors, each of whom have been on the front line, supporting their teams and managing through an enormous amount of change.  While we are very pleased with our performance, we know that the safety of our customers and AutoZoners along with our strong performance would not have been possible without the tremendous efforts of all AutoZoners across the organization,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

Net income for the quarter increased $175.2 million, or 31.0% over last year’s quarter to $740.5 million, while diluted earnings per share increased 36.9% to $30.93 per share from $22.59 per share in the year-ago quarter. Operating profit increased 30.4% to $1.0 billion. Excluding the additional week in the fourth quarter of 2019, adjusted net income for the quarter increased 41.2% over the previous year, adjusted diluted earnings per share increased 47.6% and adjusted operating profit increased 40.4%.

For the quarter, gross profit, as a percentage of sales, was 53.1% (versus 53.4% for last year’s quarter). The decrease in gross margin was attributable to lower merchandise margins driven primarily by a shift in mix. Operating expenses, as a percentage of sales, were 30.7% (versus 33.8% for last year’s quarter), with leverage primarily due to higher sales volumes.

For the fiscal year ended August 29, 2020, sales were $12.6 billion, an increase of 6.5% from the prior year, while domestic same store sales were up 7.4% for the year. Same store sales are computed on a 52-week basis. Gross profit, as a percentage of sales, was 53.6% versus 53.7%. The decrease in gross margin was primarily attributable to lower merchandise margins driven primarily by a shift in mix. Operating expenses, as a percentage of sales, were 34.5% versus 35.0%. The reduction in expenses as a percent of sales was primarily due to leverage from higher sales growth, partially offset by $83.9 million of costs incurred in response to COVID-19. For fiscal 2020, net income increased 7.2% to $1.7 billion and diluted earnings per share increased 13.4% to $71.93 from $63.43. Last year’s net income and diluted earnings per share benefitted from an additional week of sales. Return on invested capital net of average excess cash, which ended the year at $1.6 billion, finished at 38.1%.

Due to the uncertainty caused by the COVID-19 global pandemic, AutoZone did not repurchase any shares during the quarter. For the fiscal year, the Company repurchased 826 thousand shares of its common stock for $930.9 million, at an average price of $1,127 per share. At year end, the Company had $796 million remaining under its current share repurchase authorization.

The Company’s inventory increased 3.6% over last year’s quarter, driven by increased product placement and new stores.   Inventory per store was $683 thousand versus $674 thousand last year and $685 thousand last quarter. Net inventory, defined as merchandise inventories less accounts payable, on a per location basis, was a negative $104 thousand versus negative $85 thousand last year and negative $56 thousand last quarter.

“I would like to congratulate and thank our entire organization for the results delivered this quarter and fiscal year.  We set many modern era records during our fourth quarter including record same store sales of 21.8%, record commercial sales per program per week of $12,200, record adjusted earnings before interest and taxes growth of 40.4% and record quarterly operating cash flow of $1.4 billion.  During the quarter, our same store sales growth was very consistent, generally increasing twenty-one to twenty-seven percent per week.  During the last four weeks of the quarter, following the expiration of the enhanced unemployment benefits provided by the Federal Government, our same store sales increased 16.5%.  As we begin fiscal 2021, there continues to be significant uncertainty but our team has proven that they are nimble and quickly able to adapt to this ever changing environment and provide exceptional service to our customers,” said Rhodes.

During the quarter ended August 29, 2020, AutoZone opened 49 new stores in the U.S., 11 stores in Mexico and five stores in Brazil. At our fiscal year end, the Company had 5,885 stores in the U.S., 621 stores in Mexico and 43 stores in Brazil for a total count of 6,549.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the Americas. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in Mexico and Brazil. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, September 22, 2020, beginning at 10:00 a.m. (EDT) to discuss its fourth quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com and clicking on Investor Relations.  Investors may also listen to the call by dialing (210) 839-8923 and entering the participant passcode 9697984.   In addition, a telephone replay will be available by dialing (203) 369-1211 through October 22, 11:59 pm (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjusted results to exclude the additional week in the prior year’s fourth quarter and adjustments to reflect return on invested capital, adjusted debt and adjusted debit to EBITDAR including adjustments for deferred tax liabilities. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could,” and similar expressions. These are based on assumptions and assessments made by the Company’s management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that the Company believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; the impact of public health issues, such as the COVID-19 pandemic; inflation; the ability to hire, train and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including cyber-attacks; historic growth rate sustainability; downgrade of the Company’s credit ratings; damage to the Company’s reputation; challenges in international markets; failure or interruption of the Company’s information technology systems; origin and raw material costs of suppliers; disruption in the Company’s supply chain; impact of tariffs; anticipated impact of new accounting standards; and business interruptions. Certain of these risks and uncertainties are described in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019 and in our other SEC filings. These Risk Factors should be read carefully. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events including, but not limited to, those described above could materially and adversely affect the Company’s business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 4th Quarter Highlights - Fiscal 2020

Condensed Consolidated Statements of Operations
4th Quarter, FY2020
(in thousands, except per share data)
	GAAP Results
	16 Weeks Ended	17 Weeks Ended
	August 29, 2020(2)	August 31, 2019

Net sales	$4,545,968	$3,988,435
Cost of sales	2,132,993	1,858,035
Gross profit	2,412,975	2,130,400
Operating, SG&A expenses	1,394,930	1,349,625
Operating profit (EBIT)	1,018,045	780,775
Interest expense, net	65,638	61,197
Income before taxes	952,407	719,578
Income taxes(1)	211,950	154,350
Net income	$740,457	$565,228
Net income per share:
Basic	$31.67	$23.15
Diluted	$30.93	$22.59
Weighted average shares outstanding:
Basic	23,383	24,417
Diluted	23,942	25,019

	Adjustments
	August 29, 2020	August 31, 2019(3)

Net sales	$-	$238,617
Cost of sales	-	110,359
Gross profit	-	128,258
Operating, SG&A expenses	-	72,492
Operating profit (EBIT)	-	55,766
Interest expense, net	-	3,600
Income before taxes	-	52,166
Income taxes	-	11,189
Net income	$-	$40,977
Net income per share:
Basic	$-	$1.68
Diluted	$-	$1.64

	Adjusted Results
	16 Weeks Ended	16 Weeks Ended
	4th Quarter 2020(2)	4th Quarter 2019(3)

Net sales	$4,545,968	$3,749,818
Cost of sales	2,132,993	1,747,676
Gross profit	2,412,975	2,002,142
Operating, SG&A expenses	1,394,930	1,277,133
Operating profit (EBIT)	1,018,045	725,009
Interest expense, net	65,638	57,597
Income before taxes	952,407	667,412
Income taxes(1)	211,950	143,161
Net income	$740,457	$524,251
Net income per share:
Basic	$31.67	$21.47
Diluted	$30.93	$20.95

(1)The Company's effective tax rate was 22.3% for the sixteen weeks ended August 29, 2020 and 21.5% for the seventeen weeks ended August 31, 2019. Fourth quarter Fiscal 2020 and 2019 include $3.3M and $7.7M in tax benefits from stock option exercises, respectively
(2)The sixteen weeks ended August 29, 2020 was negatively impacted by the charges for additional Emergency-Time Off ("ETO") benefit enhancement for eligible part-time and full-time hourly employees and other pandemic related expenses in response to COVID-19 of $10.7M (pre-tax)
(3)The Company adjusted Fourth quarter Fiscal 2019 to exclude the impact of the seventeenth week of operations

AutoZone's 4th Quarter Highlights - Fiscal 2020

Condensed Consolidated Statements of Operations
Fiscal Year 2020
(in thousands, except per share data)	GAAP Results
	52 Weeks Ended	53 Weeks Ended
	August 29, 2020(2)	August 31, 2019

Net sales	$12,631,967	$11,863,743
Cost of sales	5,861,214	5,498,742
Gross profit	6,770,753	6,365,001
Operating, SG&A expenses	4,353,074	4,148,864
Operating profit (EBIT)	2,417,679	2,216,137
Interest expense, net	201,165	184,804
Income before taxes	2,216,514	2,031,333
Income taxes(1)	483,542	414,112
Net income	$1,732,972	$1,617,221
Net income per share:
Basic	$73.62	$64.78
Diluted	$71.93	$63.43
Weighted average shares outstanding:
Basic	23,540	24,966
Diluted	24,093	25,498

(1)The Company's effective tax rate was 21.8% for the 52 weeks ended August 29, 2020 and 20.4% for the 53 weeks ended August 31, 2019. Fiscal 2020 and 2019 included $20.9M and $46.0M in excess tax benefits from stock option exercises, respectively
(2)The 52 weeks ended August 29, 2020 was negatively impacted by the charges for additional ETO and other pandemic related expenses in response to COVID-19 of $83.9M (pre-tax), recognized in the third and fourth quarters

Selected Balance Sheet Information
(in thousands)
	August 29, 2020	August 31, 2019
Cash and cash equivalents	$1,750,815	$176,300
Merchandise inventories	4,473,282	4,319,113
Current assets	6,811,872	5,028,685
Property and equipment, net	4,509,221	4,398,751
Operating lease right-of-use assets	2,581,677	-
Total assets	14,423,872	9,895,913
Accounts payable	5,156,324	4,864,912
Current liabilities	6,307,091	5,512,141
Operating lease liabilities, less current portion	2,477,560	-
Total debt	5,513,371	5,206,344
Stockholders' deficit	(877,977)	(1,713,851)
Working capital	504,781	(483,456)

AutoZone's 4th Quarter Highlights - Fiscal 2020

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)		Trailing 4 Quarters
		52 Weeks Ended	53 Weeks Ended
		August 29, 2020	August 31, 2019
Net income		$1,732,972	$1,617,221
Add:	Interest expense	201,165	184,804
Income tax expense		483,542	414,112
Adjusted EBIT		2,417,679	2,216,137

Add:	Depreciation and amortization	397,466	369,957
Rent expense(1)		329,783	332,726
Share-based expense		44,835	43,255
Adjusted EBITDAR		$3,189,763	$2,962,075

Debt(2)		$3,957,186	$5,206,344
Financing lease liabilities		223,353	179,905
Add: rent x 6(1)		1,978,696	1,996,358
Adjusted debt		$6,159,235	$7,382,607

Adjusted debt to EBITDAR		1.9	2.5

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
		Trailing 4 Quarters
		52 Weeks Ended	53 Weeks Ended
		August 29, 2020	August 31, 2019
Net income		$1,732,972	$1,617,221
Adjustments:
Interest expense		201,165	184,804
Rent expense(1)		329,783	332,726
Tax effect(3)		(115,747)	(105,576)
Deferred tax liabilities, net of repatriation tax		-	(6,340)
Adjusted after-tax return		$2,148,173	$2,022,835

Average debt(4)(5)		$5,001,194	$5,126,286
Average stockholders' deficit(5)		(1,542,355)	(1,615,339)
Add: Rent x 6(1)		1,978,696	1,996,358
Average financing lease liabilities(5)		203,998	162,591
Invested capital		$5,641,533	$5,669,896

Adjusted After-Tax ROIC		38.1%	35.7%

(1)Effective September 1, 2019, the Company adopted ASC 842, the lease accounting standard that required the Company to recognize operating lease assets and liabilities on the balance sheet. The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the 52 weeks ended, August 29, 2020

Total lease cost, per ASC 842, for the 52 weeks ended August 29, 2020			$415,505
Less:	Financing lease interest and amortization		(60,275)
Less:	Variable operating lease components, related to insurance and common area maintenance for the 52 weeks ended August 29, 2020		(25,447)
Rent expense for the 52 weeks ended August 29, 2020			$329,783

(2)The Company ended FY20 with excess cash of $1.6B. Debt is presented net of excess cash
(3)Effective tax rate for the 52 weeks ended August 29, 2020 is 21.8% and for the 53 weeks ended August 31, 2019 is 20.4%
(4)Average debt is presented net of average excess cash of $374.2M
(5)All averages are computed based on trailing 5 quarter balances

Other Selected Financial Information
(in thousands)
		August 29, 2020	August 31, 2019

Cumulative share repurchases ($ since fiscal 1998)		$22,354,110	$21,423,207
Remaining share repurchase authorization ($)		795,890	476,793

Cumulative share repurchases (shares since fiscal 1998)		147,696	146,870

Shares outstanding, end of quarter		23,376	24,038

		16 Weeks Ended	17 Weeks Ended	52 Weeks Ended	53 Weeks Ended
		August 29, 2020	August 31, 2019	August 29, 2020	August 31, 2019

Depreciation and amortization		$125,351	$118,839	$397,466	$369,957

Capital spending		183,848	182,203	457,736	496,050

AutoZone's 4th Quarter Highlights - Fiscal 2020
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Store Count & Square Footage

	16 Weeks Ended		17 Weeks Ended		52 Weeks Ended	53 Weeks Ended
	August 29, 2020		August 31, 2019		August 29, 2020	August 31, 2019
Domestic:
Beginning stores	5,836		5,686		5,772	5,618
Stores opened	49		86		113	154
Ending domestic stores	5,885		5,772		5,885	5,772

Relocated stores	4		-		5	2

Stores with commercial programs	5,007		4,893		5,007	4,893

Square footage (in thousands)	38,559		37,769		38,559	37,769

Mexico:
Beginning stores	610		576		604	564
Stores opened	11		28		17	40
Ending Mexico stores	621		604		621	604

Brazil:
Beginning stores	38		25		35	20
Stores opened	5		10		8	15
Ending Brazil stores	43		35		43	35

Total	6,549		6,411		6,549	6,411

Square footage (in thousands)	43,502		42,526		43,502	42,526
Square footage per store	6,643		6,633		6,643	6,633

Sales Statistics
($ in thousands, except sales per average square foot)
	16 Weeks Ended		17 Weeks Ended		52 Weeks Ended	53 Weeks Ended
Total AutoZone Stores (Domestic, Mexico and Brazil)	August 29, 2020		August 31, 2019(1)		August 29, 2020	August 31, 2019(1)
Sales per average store	$686		$617		$1,914	$1,847
Sales per average square foot	$103		$93		$288	$279

Total Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$4,473,098		$3,917,062		$12,405,929	$11,645,235
% Increase vs. LY	14.2%		11.9%		6.5%	6.3%

Domestic Commercial
Total domestic commercial sales	$975,573		$886,516		$2,727,767	$2,562,830
% Increase vs. LY	10.0%		21.1%		6.4%	15.7%

Average sales per program per week	$12.2		$10.7		$10.6	$10.0
% Increase vs. LY	14.2%		10.5%		5.6%	10.0%

All Other, including ALLDATA
All other sales	$72,870		$71,373		$226,038	$218,508
% Increase vs. LY	2.1%		20.0%		3.4%	(18.9%)

(1)Fiscal 2019 results include an additional week of sales of $234.5M for Total Auto Parts, $51.3M for Domestic Commercial and $4.1M for All Other. Sales per average store and sales per average square foot benefited from the additional week by $37K and $6K, respectively

	16 Weeks Ended		16 Weeks Ended		52 Weeks Ended	52 Weeks Ended
	August 29, 2020		August 31, 2019		August 29, 2020	August 31, 2019
Domestic same store sales	21.8%		3.0%	(2)	7.4%	3.0%	(2)

(2)August 31, 2019 Domestic same store sales have been reported on a comparable basis to exclude the impact of the additional week

Inventory Statistics (Total Stores)
	as of		as of
	August 29, 2020		August 31, 2019
Accounts payable/inventory	115.3%		112.6%

($ in thousands)
Inventory	$4,473,282		$4,319,113
Inventory per store	683		674
Net inventory (net of payables)	(683,042)		(545,799)
Net inventory / per store	(104)		(85)

	Trailing 5 Quarters
	August 29, 2020		August 31, 2019
Inventory turns	1.3	x	1.3	x